Exhibit 16.1

October 15, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Tradeweb Markets LLC, pursuant to Item 304(a)(1) of Regulation S-K (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Registration Statement on Form S-1 of Tradeweb Markets Inc. dated October 15, 2019. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

New York, New York

Attachment

Attachment

CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As a result of the Refinitiv Transaction, PricewaterhouseCoopers LLP, Tradeweb Markets LLC’s independent registered public accounting firm, ceased to be independent with respect to Tradeweb Markets LLC on October 1, 2018. Accordingly, PricewaterhouseCoopers LLP was dismissed as Tradeweb Markets LLC’s independent registered public accounting firm for financial statement periods beginning subsequent to September 30, 2018. The dismissal of PricewaterhouseCoopers LLP became effective upon issuance by PricewaterhouseCoopers LLP of its report on the consolidated financial statements as of and for the nine months ended September 30, 2018 included elsewhere in this prospectus.

During the years ended December 31, 2017 and 2016, and the subsequent interim period through September 30, 2018, (i) there were no “disagreements” between us and PricewaterhouseCoopers LLP (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the financial statements for such periods, and (ii) there were no “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

Tradeweb Markets LLC has provided a copy of the above statements to PricewaterhouseCoopers LLP and requested that PricewaterhouseCoopers LLP furnish Tradeweb Markets LLC with a letter addressed to the SEC stating whether or not they agree with the above disclosure. A copy of that letter, dated October 15, 2019, is filed as an exhibit to the registration statement of which this prospectus forms a part.

On November 11, 2018, Tradeweb Markets Inc. engaged Deloitte & Touche LLP as its independent registered public accounting firm, and Tradeweb Markets LLC also engaged Deloitte & Touche LLP as its independent registered public accounting firm on February 6, 2019. During the fiscal years ended December 31, 2017 and 2016 and the subsequent interim period through September 30, 2018, Tradeweb Markets LLC (or any person on its behalf) did not consult with Deloitte & Touche LLP regarding any of the matters described in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.